UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 30, 2009

SunTrust Banks, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Georgia	001-08918	58-1575035
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

303 Peachtree Street, N.E., Atlanta, Georgia		30308
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(404) 558-7711

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensation Determinations for Named Executive Officers and Salary Shares.

On December 30, 2009, the Compensation Committee of the Board of Directors of SunTrust Bank, Inc. ("SunTrust") took actions to implement a compensation structure designed to comply with the U.S. Treasury’s Interim Final Rule on TARP Standards for Compensation and Corporate Governance. The Interim Final Rule prohibits the payment or accrual of bonuses (including most equity-based incentive compensation) to the "senior executive officers" shown in SunTrust’s proxy statement and to its next 20 most highly compensated employees.

The Committee approved an increase in the cash salary for 2010 for William H. Rogers, Jr., President, to $560,000 to reflect increased responsibilities he has assumed since his promotion last year. The Committee did not increase the cash salaries of James M. Wells III, Chairman and Chief Executive Officer, Mark A. Chancy, Corporate Executive Vice President and Chief Financial Officer; Thomas M. Freeman, Corporate Executive Vice President and Chief Risk and Credit Officer; and Timothy E. Sullivan, Corporate Executive Vice President and Chief Information Officer.

Also, as required by the Interim Final Rule, SunTrust will not pay cash bonuses for 2009 to its named executive officers. In addition, the Compensation Committee determined that SunTrust will not pay any TARP-permitted long-term restricted stock bonuses for 2009 to its named executive officers.

The Committee also approved "salary share" amounts for each of James M. Wells III, William H. Rogers, Jr., Mark A. Chancy, Thomas M. Freeman, and Timothy E. Sullivan effective January 1, 2010 to be paid entirely in the form of "salary shares" as contemplated by the Interim Final Rule. The annual rates of salary shares for the named executive officers established by the Committee are: $2,990,000 for Mr. Wells; $1,060,000 for Mr. Rogers; $850,000 for Mr. Chancy; $830,000 for Mr. Freeman; and $830,000 for Mr. Sullivan. SunTrust will grant the salary shares each pay period beginning with the pay period which begins on January 1, 2010 in the form of stock units under the SunTrust Banks, Inc. 2009 Stock Plan. The number of stock units will be determined each pay period by dividing the amount of salary to be paid in stock units for that pay period, net of applicable withholdings and deductions, by the reported closing price on the New York Stock Exchange ("NYSE") for a share of SunTrust common stock on the pay date for such pay period. The stock units will not include any rights to receive dividends or dividend equivalents. As required by the Interim Final Rule, each salary share will be non-forfeitable upon grant but may not be sold or transferred until the expiration of a holding period. The stock units will be settled in cash one half on March 31, 2011 and one half on March 31, 2012, unless settled earlier due to the executive’s death. The amount to be paid on settlement of the stock units will be equal to the reported closing price on the NYSE for a share of SunTrust common stock on the settlement date. The Committee also made conforming changes to several retirement and benefit plans to ensure that the payment of salary in stock will conform with TARP requirements as it relates to benefits paid under these post-retirement plans.

The Committee will review long term incentive compensation at a future meeting.

Amendment to 2009 Stock Plan and Forms of Award Agreement

The Committee also amended the SunTrust Banks, Inc. 2009 Stock Plan to add a new Section 5.2.1 which authorizes the Committee to recoup or clawback compensation paid to certain participants based on Company performance in the event that it is later determined that such compensation was awarded based on materially inaccurate financial statements (which includes statements of earnings, revenues, or gains) or any other materially inaccurate performance metric criteria.

The Committee also adopted forms of award agreements under the 2009 Stock Plan for the grant of salary shares and restricted stock which is intended to meet the requirements of the long term restricted stock exception in the Interim Final Regulation. The amendment to the 2009 Stock Plan, and such forms of award agreement are filed as Exhibits 10.1, 10.2, and 10.3 to this Current Report.

Item 9.01 Financial Statements and Exhibits.

10.1 Amendment to the SunTrust Banks, Inc. 2009 Stock Plan effective December 30, 2009.

10.2 Form of Salary Share Stock Unit Award Agreement under the SunTrust Banks, Inc. 2009 Stock Plan.

10.3 Form of CPP Long Term Restricted Stock Award Agreement under the SunTrust Banks, Inc. 2009 Stock Plan.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SunTrust Banks, Inc.

January 6, 2010	By:	/s/ David A. Wisniewski

Name: David A. Wisniewski
Title: Associate General Counsel and Group Vice President

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Exhibit Index

Exhibit No.	Description

10.1	Amendment to the SunTrust Banks, Inc. 2009 Stock Plan effective December 30, 2009.
10.2	Form of Salary Share Stock Unit Award Agreement under the SunTrust Banks, Inc. 2009 Stock Plan.
10.3	Form of CPP Long Term Restricted Stock Award Agreement under the SunTrust Banks, Inc. 2009 Stock Plan.